Exhibit 99.1

MRV Expands Board of Directors

CHATSWORTH, Calif., April 15, 2013 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure solutions and equipment as well as integration and managed services, today announced that on April 9, 2013, MRV expanded its Board of Directors with the appointment of Mark J. Bonney and Matthew Stecker.

“We are very pleased to welcome Mark and Matthew to the MRV Board,” said Kenneth Traub, MRV’s chairman of the Board of Directors. “We look forward to working closely together as we guide MRV through the next phase of its strategic plan.”

Mark Bonney has over 35 years of experience holding various senior executive financial and operating positions in middle market high technology companies in the United States and he has a proven track record in increasing shareholder value. Bonney currently serves on the board of Sigma Designs, Inc., a leading provider of semiconductor solutions used to deliver entertainment and control throughout the home, Zix Corporation, the market leader in email encryption services, and is chairman of the Community Health Center, Inc., a not-for-profit health care organization in Connecticut.

Matthew Stecker has 20 years of experience with a deep background in the telecommunications and wireless industries and a successful track record in turnarounds, M&A and operations. Stecker currently serves as president, CEO and director of Livewire Mobile, Inc., a comprehensive end-to-end managed service solutions provider for network operators, consumer device manufacturers, media companies and content providers. He also serves on the board of HealthWarehouse.com Inc., a retail mail-order pharmacy.

Robert Pons, vice chairman of the Board of Directors, commented, “The addition of Mark and Matthew further strengthens MRV’s Board. We look forward to the many contributions and new perspectives that they will bring to the table.”

David Stehlin, MRV’s chief executive officer, said, “I look forward to Mark and Matthew providing advice and leadership as we continue our efforts to reposition MRV for growth. As part of our strategy, we are investing in our organization and upgrading the infrastructure of our operations to improve efficiency and better support our customers. We’ve made targeted investments to enhance our product and solution offerings that will help our customers empower the optical edge of their networks in our key, fast growing, markets including 4G mobile backhaul, data center and cloud computing connectivity and business class Ethernet.”

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. MRV operates development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit: www.mrv.com.

Contact:

Investor Relations:
MRV Communications, Inc.
(818) 886-MRVC (6782)
ir@mrv.com

or

Media Relations:
MRV Communications, Inc.
pr@mrv.com